Exhibit 23.2

                                AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807, No. 333-63833 and No. 333-110177) and on Form S-3 (No
333-109690 and No. 333-109634) of FuelCell Energy, Inc. of our report dated February 22, 2002 relating to the consolidated balance sheets of Global Thermoelectric Inc. as at December 31, 2001 and 2000 and the consolidated statements of operations and accumulated deficit and cash flows for the year ended December 31, 2001, the nine month period ended December 31, 2000 and the year ended March 31, 2000, included in this Current Report on Form 8-K/A of FuelCell Energy, Inc. filed on or about September 9, 2004.

/s/ Ernst & Young LLP
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Ernst & Young LLP
Calgary, Canada
September 8, 2004